**Robinhood Markets, Inc.**

**U.S. SECURITIES AND EXCHANGE COMMISSION**
**INITIAL ELECTRONIC SIGNATURE AUTHENTICATION DOCUMENT**

Christopher Payne

I hereby consent to the use of my electronic signature via DocuSign or other similar electronic signature service for purposes of an electronic filing on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system (including, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, CEO and CFO certifications required to be filed with Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, registration statements on Forms S-1, S-3, S-4 and S-8, correspondence filings and Section 16 filings) by Robinhood Markets, Inc. (the "**Company**") with the U.S. Securities and Exchange Commission ("**SEC**").

I further hereby confirm and consent that the following e-mail address(es) is/are unique to me individually and may be used by the Company and its representatives and agents for the purpose of transmitting and receiving documents for electronic signature authentication to me via DocuSign or other similar electronic signature service:

Primary Email: chris.payne@board.robinhood.com
Alternate Email: christopher@thepaynes.org

I acknowledge that my electronic signature will be attached or associated (including on "stand-alone" signature pages) with documents to be filed with the SEC and via EDGAR and confirm that I will not falsely deny having provided my electronic signature when provided in conformity with the above paragraphs (and any instructions or explanation provided in connection with the specific document).

I agree that the use of an electronic signature constitutes the legal equivalent of my manual signature for purposes of authenticating the signature to any SEC or EDGAR filing for which it is provided.

Christopher D. Payne
Christopher Payne

Date: 12-11-2024